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Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 333-121523, 333-120952, 333-120347, 333-116334, 333-115098, 333-115055, 333-113077, 333-110147, 333-110146, 333-98745, 333-69768, 333-63642, 333-46618, 333-73451, 333-68373, 333-25757, and 333-57583 of Midway Games Inc., of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Midway Games Inc., Midway Games Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Midway Games Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Chicago, Illinois March 14, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM